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                                                                   EXHIBIT 10.18

6/29/00

Robert H. Johnson
17422 NE 129th ST
Redmond, WA 98052

Dear Bob:

As a key member of the AT&T Wireless Services, Inc. ("AT&T Wireless") team, I am pleased to provide to you a long-term retention bonus opportunity.

This letter outlines basic elements of this bonus plan.

- The scheduled payout of the described retention bonus will occur on May 10th for (4) four years, beginning on May 10, 2001.

- Our goal is for you to receive a net amount of $750,000.00 over the (4) four-year period. As a result, we have worked with the Payroll Department to identify, based on current Washington State tax structure, the "gross-up" amount you would need to receive to ensure a net payment of $750,000.00. The break-out and payment schedule are as follows:

               Payment
Payment         Date        Gross Amount      Net Amount
-------        -------      ------------      ----------
   1           5/10/01      $328,700.00       $200,000.00
   2           5/10/02      $328,700.00       $200,000.00
   3           5/10/03      $328,700.00       $200,000.00
   4           5/10/04      $246,525.00       $150,000.00

- Payout will be received on the payment date, described above, as long as you are on AT&T Wireless payroll on the effective payment date. If you terminate your employment part way through the year you will not be eligible for a prorated portion of the described retention bonus.

If you have any questions or need further information, please call me at 908-221-6033.

Sincerely,


Hal Burlingame
Executive Vice President, Communications and People Development